Exhibit 14.1

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER
AND SENIOR FINANCIAL OFFICERS
iPAYMENT, INC. (THE “COMPANY”)

          In addition to the obligations under the Code of Business Conduct of the Company, to the extent applicable to all directors, officers and employees of the Company, the Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, the controller and persons performing similar functions (the “Senior Financial Officers” and together with the Chief Executive Officer, the “Named Officers”) are expected to know and abide by the following rules of ethical conduct (this “Code”).

•	The Named Officers must conduct the Company’s business with honesty and integrity, including avoiding any actual or apparent conflict of interest with the Company. A “conflict of interest” occurs when an individual’s private interest interferes, or even appears to interfere, in any way with the interests of the Company as a whole. Named officers should not have any undisclosed, unapproved financial, business or other relationships with suppliers, customers, competitors or the Company that might impair the independence of any judgment they need to make on behalf of the Company. If a Named Officer considers undertaking any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict or disparity of interest between him/her and the Company or in him/her personal or professional relationship, the Named Officer must disclose such activity in advance to Afshin Yazdian (Tel: (615) 665-1858, afshin.yazdian@ipaymentinc.com ) (the “Legal Compliance Officer”) for review and, if necessary, referral to the Company’s legal counsel and/or Audit Committee.

•	The Named Officers are responsible for full, fair, accurate, timely, and understandable disclosure in the reports and documents filed by the Company with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company. All Named Officers must, and must make reasonable efforts to cause the Company to, comply with the system of disclosure controls and procedures devised, implemented and maintained by the Company to provide reasonable assurances that information required to be disclosed by the Company in the reports and documents that it files or submits to the SEC and in other public communications made by the Company is properly authorized, executed, recorded, processed, summarized and reported.

•	The Named Officers must promptly report to the Company’s Audit Committee any significant deficiencies or material weaknesses, including corrective actions, in the design or operation of the Company’s internal controls over financial reporting, which could adversely affect the Company’s ability to record, process, summarize and report financial data.

•	The Named Officers must report to the Company’s Audit Committee any fraud, whether or not material, involving management or other employees of the Company who have a significant role in the Company’s disclosures or internal controls over financial reporting.

•	The Named Officers must comply and, to the extent reasonably practicable, cause the Company to comply with all governmental laws, rules and regulations applicable to the Company’s business, including taking necessary steps to avoid and, where possible, prevent any material violations of the securities laws.

•	The Named Officers must take, to the extent reasonably practicable, cause the Company to take, all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers obtained or created in connection with the activities of the Named Officers and to prevent the unauthorized disclosure of such information unless required by applicable law, rule or regulation.

•	The Named Officers shall promptly report information or knowledge of any act in violation of this Code, the Code of Business Conduct or other laws, rules, regulations, or which he or she believes to be unethical, to the Legal Compliance Officer. The Named Officers shall submit any concerns or complaints anonymously and/or confidentially regarding accounting, internal accounting controls or auditing matters the Legal Compliance Officer who will treat such submissions confidentially. Such submissions, where appropriate, will then be directed to the attention of the Audit Committee of the Board of Directors for review and investigation, which will treat such submissions confidentially. If the Named Officers have any questions regarding the best course of action in a particular situation, the Named Officers should promptly contact the Legal Compliance Officer.

•	A waiver of any provision of this Code made to any Named Officer must be granted by the Audit Committee. The Company will disclose any waivers of this Code made to a Named Officer or any amendment of this Code, whenever and to the extent required by the Securities Exchange Act of 1934, and the rules thereunder.

•	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code or the Code of Business Conduct by the Named Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and the Code of Business Conduct. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was intentional or inadvertent, the extent of the likely damage to the Company and its shareholders resulting from the violation and whether the Named Officer has committed previous violations of this Code, the Code of Business Conduct or other Company policy concerning ethical behavior. The Board of Directors shall provide a written notice to the individual involved in the violation stating that the Board of Directors or such designee has determined that there has been a violation and indicating the action to be taken by the Board of Directors against the individual, which may result in disciplinary action up to and including termination of employment.